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                                                                   EXHIBIT d (6)

FOR IMMEDIATE RELEASE

Contact:
SARATOGA BEVERAGE GROUP, INC.
(518) 584-6363

NORTH CASTLE PARTNERS, L.L.C.
(203) 862-3200

             NORTH CASTLE PARTNERS ACQUIRES SARATOGA BEVERAGE GROUP

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GREENWICH, Connecticut and WINTERHAVEN, Florida June 21, 2000. North Castle
Partners, L.L.C., a Greenwich based private equity firm specializing in the healthy living and aging sector, and Saratoga Beverage Group, Inc., a leading producer of premium refrigerated beverage products and spring water, today announced that North Castle Partners has acquired all the publicly held stock of Saratoga Beverage Group, Inc. for $6 per share. Bank of America led the financing of the transaction.

         "Saratoga is a great company with superior products, well regarded brands and a talented management team. This acquisition furthers our commitment to building the leading refrigerated premium beverage company in the country," said Brent Knudsen, a managing director of North Castle Partners. "We plan to continue building our leadership position through aggressive investment in the companies now within the North Castle family as well as continuing to acquire the best companies in the industry."

         "We are proud to join the North Castle family of companies. We can think of no better partner," said Robin Prever, Saratoga's chief executive officer. "The professionals at North Castle bring extensive beverage industry experience and a commitment to grow the business, which will be of tremendous value to us as we work to advance our business strategy."

ABOUT NORTH CASTLE

         North Castle Partners, is a private equity firm with offices in Greenwich, CT and San Francisco, CA that invests in companies that provide products and services promoting healthy living and aging. North Castle's other beverage investments include Mountain Sun Organic and M.H. Zeigler & Sons. (www.northcastlepartners.com)

ABOUT SARATOGA BEVERAGE GROUP

         Saratoga Beverage Group, Inc. formerly the Saratoga Spring Water Company, was founded in 1872. Saratoga produces sparkling and non-carbonated spring water products and Saratoga Splash and, through its subsidiary The Fresh Juice Company, Inc., manufactures, market and distributes fresh squeezed and frozen fresh squeezed citrus juices, fresh fruit smoothies (blends of juices and purees) and other non-carbonated beverages

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marketed under the labels "Fresh Pik't," "the Fresh Juice Company," "Hansen's,"
"Ultimate" and "Just Pik't." (www.saratogabeverage.com)




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